UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2010 (October 20, 2010)

ANCESTRY.COM INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34518	26-1235962
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 West 4800 North, Provo, UT	84604
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 705-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On October 20, 2010, Ancestry.com Inc. (the “Company”) completed the merger (the “Merger”) pursuant to the previously-announced Agreement and Plan of Merger, dated as of September 22, 2010 (the “Merger Agreement”), by and among the Company, Perrier Acquisition Corp., a wholly-owned subsidiary of the Company, iArchives, Inc. (“iArchives”) and certain stockholders of iArchives. The Merger Agreement was previously reported in the Company’s Current Report on Form 8-K dated September 23, 2010.

As a result of the Merger, the Company anticipates that it will issue a number of shares of stock in an amount of approximately 1.022 million shares of Ancestry.com common stock. The final number of shares to be issued is subject to (i) a purchase price adjustment provision contained in the Merger Agreement, and (ii) the extent to which any of the 174,939 shares of the Company’s common stock held in an escrow account are used to settle any claims after the closing of the Merger.

The issuance of the shares in the Merger is not registered under the Securities Act of 1933, as amended (the “Securities Act”). The shares are being issued in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act because, among other things, the shares are being issued to “accredited investors” as defined in Rule 501 of the Securities Act.

Item 7.01.	Regulation FD Disclosure.

On October 21, 2010, the Company issued a press release announcing the closing of the Merger. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01. The information under this Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibit	Description

	99.1	Press release dated October 21, 2010 by the Registrant, reporting the closing of the Merger (furnished and not filed herewith as described in Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCESTRY.COM INC.
(Registrant)

Date: October 21, 2010	By:	/s/ William C. Stern

William C. Stern
General Counsel

INDEX OF EXHIBITS

Exhibit	Description

99.1	Press release dated October 21, 2010 by the Registrant, reporting the closing of the Merger (furnished and not filed herewith as described in Item 7.01).

4